                                                                     Exhibit 8.2

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                919 THIRD AVENUE
                              NEW YORK 10022-3897
                                      ---
                                 (212) 735-3000
                              Fax:  (212) 735-2000
                             http://www.skadden.com


                                       May 12, 1999


Oshap Technologies Ltd.
Delta House, 16 Hagalim Avenue
Herzliya 46733,
Israel

Ladies and Gentlemen:


        We have acted as tax counsel to Oshap Technologies Ltd. ("Oshap"), an Israeli corporation, in connection with the contemplated transfer of its stock to SunGard Data Systems Inc. ("SunGard"), a Delaware corporation (the "Arrangement"), pursuant to the Agreement dated as of March 9, 1999 by and between SunGard and Oshap (the "Agreement"). At your request, in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on May 12, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, we are rendering our opinion concerning certain United States federal income tax consequences of the Arrangement.(1) The delivery of this opinion, dated as of the Effective Date, is a condition to the Arrangement pursuant to Section 8.3(d) of the Agreement.

        In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations

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(1)  Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Registration Statement.
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Oshap Technologies Ltd.
May 12, 1999
Page 2


contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by Oshap, SunGard and others, including representations set forth in letters dated the date hereof from officers of Oshap and SunGard (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Oshap and SunGard, including those set forth in the Representation Letters. Furthermore, we have assumed that the Representation Letters will be complete and accurate, and will be re-executed by appropriate officers of Oshap and SunGard as of the Effective Date.

        In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Arrangement or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect.

        In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.
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Oshap Technologies Ltd.
May 12, 1999
Page 3


Opinion
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        Based solely upon the foregoing, we are of the opinion that for Unites
States federal income tax purposes the Arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (1) No gain or loss will be recognized by SunGard or Oshap as a result of the Arrangement; and

        (2) No gain or loss will be recognized by the shareholders of Oshap solely as a result of the receipt of SunGard Shares at the Effective Time in exchange for their Oshap Ordinary Shares pursuant to the Arrangement.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Arrangement or of any transactions related thereto or contemplated by the Agreement or the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as Exhibit 8.2 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                              Very truly yours,


                              Skadden, Arps, Slate, Meagher & Flom LLP